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                     September 22, 2022

       Damian Scokin
       Chief Executive Officer
       Despegar.com, Corp.
       Juana Manso 1069, Floor 5
       Ciudad Aut  noma de Buenos Aires, Argentina C1107CBU

                                                        Re: Despegar.com, Corp.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38209

       Dear Mr. Scokin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation